NXP Resumes Operations at Austin, Texas Facilities Following Weather-Related Shutdown and Provides Revenue Update

EINDHOVEN, The Netherlands & AUSTIN, TX – March 11, 2021 – NXP Semiconductors N.V. (NASDAQ: NXPI) today announced it has resumed initial operations at its manufacturing facilities in Austin, Texas following the severe winter storm and corresponding widespread disruption of gas, electricity and water recently experienced across Texas. The storm and subsequent loss of utilities damaged NXP’s two wafer manufacturing facilities in Austin and caused a full shutdown that began on February 15.

Utilities were restored to the impacted facilities and clean room environments were deemed safe for personnel to return on February 27. Since that time, NXP teams have been on-site repairing damage, assessing impacted systems and executing equipment recalibrations. Personnel are currently evaluating the wafer-level work in process (WIP) to ensure appropriate product quality. Due to damage from the storm, subsequent loss of utilities and the ongoing restarting of production, approximately one month of wafer production has been lost to date from NXP’s two Austin-based wafer manufacturing facilities.

Kurt Sievers, NXP’s President and CEO, commented, “The weather conditions and utility disruptions the state of Texas experienced last month were truly unprecedented. We are pleased that our Austin facilities have now resumed initial operations and we are making solid progress on our recovery plan designed to return the wafer fabs to pre-storm production levels. We understand the supply disruptions may impact our customers and we are working to ramp to full production while maintaining quality for these complex manufacturing processes. We continue to provide updates to affected customers on a regular basis and are working tirelessly to minimize potential disruption.”

At this point in time, NXP does not believe there to be an impact to its previously communicated revenue guidance for the first quarter of 2021. Additionally, while the company has not provided any financial guidance for the second quarter, the current expectation is for an impact of approximately $100 million of revenue in the second quarter. NXP will provide additional details regarding its first quarter results and expectations for the second quarter in its earnings press release at the end of April.

About NXP Semiconductors

NXP Semiconductors N.V. enables secure connections for a smarter world, advancing solutions that make lives easier, better, and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the automotive, industrial & IoT, mobile, and communication infrastructure markets. Built on more than 60 years of combined experience and expertise, the company has approximately 29,000 employees in more than 30 countries and posted revenue of $8.61 billion in 2020. Find out more at www.nxp.com.

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s financial condition and results of operations as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume; market demand and semiconductor industry conditions; the ability to re-ramp our Austin factories affected by the weather-

related shutdown to pre-storm production levels according to our current projections, the ability to successfully introduce new technologies and products; the end-market demand for the goods into which NXP’s products are incorporated; trade disputes between the U.S. and China, potential increase of barriers to international trade and resulting disruptions to our established supply chains; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity; the ability to meet the combination of corporate debt service, research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the access to production capacity from third-party outsourcing partners; any events that might affect third-party business partners or NXP’s relationship with them, including the outbreak of COVID-19 or the requirements to suspend activities with customers or suppliers because of changing import and export regulations; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes to develop products for use in customers’ equipment and products; the ability to achieve targeted efficiencies and cost savings; the ability to successfully hire and retain key management and senior product architects; and, the ability to maintain good relationships with our suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s business generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, NXP’s markets and product areas may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual results may differ from those predicted. While NXP does not know what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:	Media:
Jeff Palmer	Jacey Zuniga
jeff.palmer@nxp.com	jacey.zuniga@nxp.com
+1 408 518 5411	+1 512 895 7398

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